Exhibit 99

Company Press Release dated April 19, 2017

NEWS RELEASE
Post Office Box 216 307 North Defiance Street Archbold, Ohio 43502

Company Contact:	Investor and Media Contact:
Marty Filogamo Senior Vice President – Marketing Manager Farmers & Merchants Bancorp, Inc. (419) 445-3501 ext. 15435 mfilogamo@fm-bank.com.	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

SECTION 1

SECTION 2 FARMERS & MERCHANTS BANCORP, INC. REPORTS

SECTION 3 2017 FIRST-QUARTER FINANCIAL RESULTS

ARCHBOLD, OHIO, April 19, 2017, Farmers & Merchants Bancorp, Inc. (OTCQX: FMAO) today reported financial results for the 2017 first quarter ended March 31, 2017.

2017 First Quarter Financial Highlights Include (on a year-over-year basis unless noted):

A.	56 consecutive quarters of profitability

B.	Total assets were $1,067,551,000

C.	Total loans increased 9.1% to $772,273,000

D.	Net interest income after provision for loan losses increased 9.5% to $8,469,000

E.	Net income increased 14.4% to $2,839,000

F.	Earnings per basic and diluted share increased 13.0% to $0.61

G.	Noninterest income was $2,584,000

H.	Return on average assets was 1.07%, up from 0.99%

I.	Return on average equity was 8.97%, up from 8.18%

Paul S. Siebenmorgen, President and Chief Executive Officer, stated, “The 2017 first quarter financial results demonstrate the continued strength and favorable momentum of F&M’s expanding banking franchise. Over the past five years, we have invested in expanding our physical presence by opening four F&M locations in higher growth markets, while also investing in digital banking channels such as online and mobile resources. Most recently, we launched a new website to enhance our online presence. We also expanded our customer statements that have additional account information, F&M branding, and the ability to communicate new marketing offerings. These investments make it easier for F&M’s customers to interact with the bank, and we remain committed to building robust, modern, and personalized financial products and services. F&M’s record first quarter profitability and outstanding loan balances are directly tied to our relationship building which is the foundation of our future success. I am pleased with the favorable start to 2017 and look forward to another good year of growth and profitability.”

Income Statement

Net income for the 2017 first quarter ended March 31, 2017 was $2,839,000, or $0.61 per basic and diluted share, compared to $2,481,000, or $0.54 per basic and diluted share for the same period last year. The 14.4% improvement in net income for the 2017 first quarter was primarily due to a 9.5% increase in net interest income after provision for loan losses, partially offset by a 3.2% decrease in noninterest income and a 1.2% increase in noninterest expense.

Loan Portfolio and Asset Quality

Total loans at March 31, 2017 increased 9.1% to a record $772,273,000, compared to $707,660,000 at March 31, 2016, and up 1.6% from $760,149,000 at December 31, 2016. The year-over-year improvement resulted primarily from a 10.9% increase in commercial real estate loans, a 12.2% increase in commercial and industrial loans, an 11.6% increase in agricultural, a 20.9% increase in consumer loans, and a 6.8% increase in agricultural real estate loans, offset by a 4.1% reduction in consumer real estate loans.

Asset quality remains strong as the company’s provision for loan losses for the 2017 first quarter was $73,000, compared to $277,000 for the 2016 first quarter. The allowance for loan losses to nonperforming loans was 479.0% at March 31, 2017, compared to 310.5% at March 31, 2016. Net charge-offs for the quarter ended March 31, 2017 were $7,000, or 0.00% of average loans, compared to $49,000 or 0.01% of average loans, for the quarter ended March 31, 2016.

Stockholders’ Equity and Dividends

Tangible stockholders’ equity increased to $122,984,000 at March 31, 2017, compared to $120,763,000 at December 31, 2016, and $117,627,000 at March 31, 2016. On a per share basis, tangible stockholders’ equity at March 31, 2017 was $26.61, compared with $26.13 at December 31, 2016, and $25.54 at March 31, 2016. The increase in tangible stockholders’ equity is the result of growth in retained earnings due to increased profitability. At March 31, 2017, the company had a Tier 1 leverage ratio of 11.81%, compared to 11.72% at March 31, 2016.

For the 2017 first quarter, the company declared cash dividends of $0.23 per share, which represents a dividend payout ratio of 37.1% compared to 40.5% for the same period last year.

Mr. Siebenmorgen concluded, “Economic trends remain stable within our local communities. Loan demand and asset quality was strong for the 2017 first quarter, as total loans increased 9.1%, while non-performing assets declined 28.1%. The year-over-year growth in loans was a result of higher commercial, agricultural, and consumer demand. Total interest income was up 8.0% during the 2017 first quarter, driven by loan growth, while total loans to total assets increased 220 basis points to 72.3% from 70.1% for the same period last year. Overall, we are pleased with the direction we are headed and optimistic favorable financial and business trends will continue in 2017, as we focus on proactively managing risk with asset growth, expanding market share in our Ft. Wayne and Toledo markets, and executing our de-novo and acquisition growth strategies.”

About Farmer & Merchants State Bank:

The Farmers & Merchants State Bank is a local independent community bank that has been serving Northwest Ohio and Northeast Indiana since 1897. The Farmers & Merchants State Bank provides commercial banking, retail banking and other financial services through its 24 offices. Our locations are in Fulton, Defiance, Henry, Lucas, Williams, and Wood counties in Northwest Ohio. In Northeast Indiana we have offices located in DeKalb, Allen and Steuben counties.

Safe harbor statement

Farmers & Merchants Bancorp, Inc. (“F&M”) wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. Statements by F&M, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions. F&M assumes no responsibility to update this information. For more details, please refer to F&M’s SEC filing, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC’s website, www.sec.gov.

FARMERS & MERCHANTS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME & COMPREHENSIVE INCOME (Unaudited)

(in thousands of dollars, except per share data)

	Three Months Ended
	March 31, 2017	March 31, 2016
Interest Income
Loans, including fees	$8,700	$8,006
Debt securities:
U.S. Treasury and government agencies	642	580
Municipalities	315	369
Dividends	42	38
Federal funds sold	—	—
Other	22	11

Total interest income	9,721	9,004
Interest Expense
Deposits	1,030	854
Federal funds purchased and securities sold under agreements to repurchase	113	105
Borrowed funds	36	37

Total interest expense	1,179	996

Net Interest Income - Before Provision for Loan Losses	8,542	8,008
Provision for Loan Losses	73	277

Net Interest Income After Provision For Loan Losses	8,469	7,731
Noninterest Income
Customer service fees	1,481	1,478
Other service charges and fees	871	910
Net gain on sale of loans	201	169
Net gain on sale of available for sale securities	31	113

Total noninterest income	2,584	2,670
Noninterest Expense
Salaries and Wages	3,001	2,840
Employee benefits	922	862
Net occupancy expense	413	378
Furniture and equipment	472	412
Data processing	311	411
Franchise taxes	225	214
Net loss on sale of other assets owned	—	45
FDIC Assessment	83	121
Mortgage servicing rights amortization	84	89
Other general and administrative	1,560	1,614

Total other operating expenses	7,071	6,986

Income Before Income Taxes	3,982	3,415
Income Taxes	1,143	934

Net Income	2,839	2,481

Other Comprehensive Income (Net of Tax):
Net unrealized gain on available for sale securities	412	1,945
Reclassification adjustment for gain on sale of available for sale securities	(31)	(113)

Net unrealized gain on available for sale securities	381	1,832
Tax expense	129	623

Other comprehensive income	252	1,209
Comprehensive Income	$3,091	$3,690

Earnings Per Share - Basic and Diluted	$0.61	$0.54

Dividends Declared	$0.23	$0.22

FARMERS & MERCHANTS BANCORP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of dollars)

	March 31, 2017	December 31, 2016
ASSETS:
Cash and due from banks	$23,547	$19,204
Interest bearing deposits with banks	15,295	8,144
Federal funds sold	1,052	974

Total cash and cash equivalents	39,894	28,322

Interest-bearing time deposits	1,845	1,915
Securities - available for sale	206,388	218,527
Other securities, at cost	3,717	3,717
Loans held for sale	1,067	2,055
Loans, net	764,356	751,310
Premises and equipment	21,222	21,457
Goodwill	4,074	4,074
Mortgage Servicing Rights	2,209	2,192
Other Real Estate Owned	774	774
Bank Owned Life Insurance	14,452	14,376
Other assets	7,553	7,176

TOTAL ASSETS	$1,067,551	$1,055,895

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest bearing	$178,153	$186,390
Interest bearing
NOW accounts	292,364	230,446
Savings	236,230	226,537
Time	187,944	198,830

Total deposits	894,691	842,203
Federal funds purchased and securities sold under agreement to repurchase	27,961	70,324
Federal Home Loan Bank (FHLB) advances	10,000	10,000
Dividend Payable	1,053	1,053
Accrued expenses and other liabilities	6,129	6,738

Total Liabilities	939,834	930,318

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Common stock - No par value 10,000,000 shares authorized; issued and outstanding 5,200,000 shares 3/31/17 and 12/31/16	12,049	11,947
Treasury Stock - 579,125 shares 3/31/17, 579,125 shares 12/31/16	(12,267)	(12,267)
Retained Earnings	129,655	127,869
Accumulated other comprehensive loss	(1,720)	(1,972)

Total Shareholders’ Equity	127,717	125,577

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,067,551	$1,055,895

	For the Three Months Ended
	March 31
Selected financial data	2017	2016
Return on average assets	1.07%	0.99%
Return on average equity	8.97%	8.18%
Yield on earning assets	3.99%	3.97%
Cost of interest bearing liabilities	0.65%	0.58%
Net interest spread	3.34%	3.39%
Net interest margin	3.51%	3.54%
Efficiency	62.86%	65.04%
Dividend payout ratio	37.09%	40.51%
Tangible book value per share	$26.61	$25.54
Tier 1 Leverage Ratio	11.81%	11.72%

	March 31
Loans	2017	2016
(Dollar amounts in thousands)
Commercial real estate	$382,758	$345,223
Agricultural real estate	63,609	59,533
Consumer real estate	84,763	88,365
Commercial and industrial	115,415	102,892
Agricultural	86,950	77,909
Consumer	33,840	27,995
Industrial development bonds	5,667	6,420
Less: Net deferred loan fees and costs	(729)	(677)

Total loans	$772,273	$707,660

	March 31
Asset quality data	2017	2016
(Dollar amounts in thousands)
Nonaccrual loans	$1,430	$2,003
Troubled debt restructuring	$551	$1,232
90 day past due and accruing	$—	$—
Nonperforming loans	$1,430	$2,003
Other real estate owned	$774	$1,061
Non-performing assets	$2,204	$3,064

(Dollar amounts in thousands)
Allowance for loan and lease losses	$6,850	$6,285
Allowance for loan and lease losses/total loans	0.89%	0.89%
Net charge-offs:
Quarter-to-date	$7	$49
Year-to-date	$7	$49
Net charge-offs to average loans
Quarter-to-date	0.00%	0.01%
Year-to-date	0.00%	0.01%
Non-performing loans/total loans	0.19%	0.28%
Allowance for loan and lease losses/nonperforming loans	478.96%	310.50%